Exhibit 99.1

NEW HAMPSHIRE

THRIFT BANCSHARES, INC.

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR 2007

Newport, New Hampshire – January 25, 2008 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the Bank), today reported consolidated net income for the year ended December 31, 2007 of $4,515,682, or $0.92 per share (fully diluted), compared to $5,039,859, or $1.17 per share (fully diluted), for the year ended December 31, 2006. For the quarter ended December 31, 2007, NHTB recorded net income of $1,118,287, or $0.19 per share (fully diluted), compared to $1,063,561, or $0.25 per share (fully diluted), for the quarter ended December 31, 2006. The Company’s returns on average assets and equity for the year ended December 31, 2007 were 0.61% and 7.95%, respectively, compared to 0.75% and 11.04%, respectively, in 2006. On June 1, 2007, NHTB completed its acquisition of First Brandon National Bank, and on October 1, 2007, NHTB completed its acquisition of First Community Bank, further expanding the Company’s presence in Vermont. Net income for the year ended December 31, 2007 was adversely impacted by one-time costs in the amount of approximately $1 million associated with the two acquisitions.

The decrease in the amount of $524,177 in net income for the year ended December 31, 2007 reflects an increase of $4,109,669 in noninterest expense, which included approximately $1,200,000 of one-time expenses associated with the opening of two new branch offices and the consummation of the First Brandon National Bank and First Community Bank acquisitions. The increase in noninterest expense was partially offset by increases in net interest and dividend income and noninterest income in the amount of $1,849,282 and $1,039,818, respectively. The $54,726 increase in net income for the quarter ended December 31, 2007 reflects an increase of $1,652,795 in net interest and dividend income, due primarily to the net interest income generated from the acquisition of the two banks, as well as an increase in noninterest income in the amount of $383,832. An increase in noninterest expense in the amount of $2,318,560, due in part to one-time expenses associated with the consummation of the First Community Bank acquisition, partially offset the above gains. The Bank’s interest rate margin stabilized to 3.04% at December 31, 2007, from 3.09% at December 31, 2006. Total loan production for the year ended December 31, 2007 amounted to $200,787,883, compared to $185,458,739 for the year ended December 31, 2006.

Total assets amounted to $834,229,842 at December 31, 2007, compared to $672,031,030 at December 31, 2006, an increase of $162,198,812, including approximately $178 million from the First Brandon National Bank and First Community Bank acquisitions. Loans held in portfolio increased by $134,300,045, including approximately $127 million from the two acquisitions, to $628,782,342 at December 31, 2007, from $494,482,297 at December 31, 2006. Total deposits increased by $187,466,198, including approximately $152 million from the two acquisitions, to $652,972,018 at December 31, 2007 from $465,505,820 at December 31, 2006. Advances from the Federal Home Loan Bank (FHLB) decreased by $56,613,126 from December 31, 2006, to $63,386,874 at December 31, 2007, as the Bank utilized the proceeds from deposit inflows to fund maturing FHLB advances as part of a de-leveraging strategy employed to reduce funding costs. Asset quality remained strong, with non-performing assets as a percentage of total assets at 0.60% as the Bank continued to originate loans in a conservative manner. In particular, the Bank does not originate “sub-prime” mortgage loans.

Shareholders’ equity of $72,667,323, resulted in a book value of $12.70 per share at December 31, 2007, based on 5,719,772 shares of common stock outstanding, an increase of $1.12, per share, or 9.67%, from a year ago. As previously announced, a regular quarterly dividend in the amount of $0.13 per share is payable on January 31, 2008, to shareholders of record on January 24, 2008. During the year ended December 31, 2007, the Company purchased 330,867 shares of its common stock, leaving 153,088 shares remaining for purchase under the Company’s existing re-purchase program.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of financial services through twenty-nine offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and across central Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
Interest and Dividend Income	$11,330,392	$8,692,805	$39,643,077	$33,630,394
Interest Expense	5,448,196	4,463,404	19,380,615	15,217,214
Net Interest and Dividend Income	5,882,196	4,229,401	20,262,462	18,413,180
Provision for Loan Losses	17,500	70,235	122,500	230,011
Noninterest Income	1,995,121	1,611,289	6,914,378	5,874,560
Noninterest Expense	6,512,675	4,194,115	20,627,618	16,517,949
Provision for Income Tax	228,854	512,779	1,911,040	2,499,921
Net Income	1,118,287	1,063,561	4,515,682	5,039,859
Earnings Per Common Share, basic	0.20	0.25	0.93	1.20
Earnings Per Common Share, assuming dilution (1)	0.19	0.25	0.92	1.17
Dividends Declared	0.13	0.13	0.52	0.52

	As of 12/31/07	As of 12/31/06
Total Assets	$834,229,842	$672,031,030
Loans receivable, net	628,782,342	494,482,297
Securities	94,992,703	99,062,903
Total Deposits	652,972,018	465,505,820
Federal Home Loan Bank Advances	63,386,874	120,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	72,667,323	48,409,406
Book Value of Shares Outstanding	12.70	11.58
Tier I Core Capital to Assets	8.08%	8.09%
Shares Outstanding	5,719,772	4,180,080
Return on Average Assets	0.61%	0.75%
Return on Average Equity	7.95%	11.04%
Non-performing Assets as a % of Total Assets	0.60%	0.11%
(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release, that are not historical or current fact, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. NHTB disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.